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                                                                    EXHIBIT 10.1

                                    GUARANTY

         THIS GUARANTY (this "GUARANTY") is executed as of October 21, 2003, by Arch Coal, Inc., a Delaware corporation ("ARCH"), for the benefit of Natural Resource Partners L.P., a Delaware limited partnership ("NRP").

                                    RECITALS

         A. subsidiary of Arch is a lessee of NRP under four separate coal mining leases on the following properties: Lone Mountain, Pardee, Boone/Lincoln and Campbell's Creek (collectively, the "ARCH PROPERTIES").

         B. Arch owns 42.25% of the general partner of NRP and owns 2,895,670 common units and 4,796,920 subordinated units in NRP.

         C. For internal budgeting purposes, NRP has projected that it will receive aggregate production royalties from the Arch Properties in fiscal year 2004 of approximately $9.2 million.

         D. Arch believes that, based on its own internal projections and pricing forecasts, the production royalties generated from the Arch Properties in 2004 will be approximately $11.3 million.

         E. As a result of its ownership interest in NRP, Arch will benefit, directly and indirectly, from any coal royalties paid to NRP, as well as from cash distributions that NRP pays to its partners.

         F. Arch desires to enter into this Guaranty for the purpose of guaranteeing coal royalty payments with respect to the Arch Properties of no less than $11.3 million to NRP in 2004 (the "GUARANTEED OBLIGATION").

         G. In Arch's judgment, the value of the consideration received and to be received by Arch from NRP is reasonably worth at least as much as its liability and obligation under this Guaranty, and such liability and obligation may reasonably be expected to benefit Arch directly or indirectly.

                                    AGREEMENT

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Arch guarantees to NRP the prompt payment of the Guaranteed Obligation as follows:

         1. Guaranty. Arch hereby guarantees prompt payment of the Guaranteed Obligation when due, but in no event later than January 20, 2005. This is an absolute, unconditional irrevocable and continuing guaranty of payment of the Guaranteed Obligation that will remain in effect until the Guaranteed Obligation is paid in full. Arch may not rescind or revoke its obligations to NRP under this Guaranty with respect to the Guaranteed Obligation. All payments under this Guaranty shall be in U.S. Dollars.

         2. Amount of Guaranty and Consideration. NRP's books and records showing the amount of the Guaranteed Obligation shall be admissible in evidence in any action or proceeding, and shall be rebuttably presumptive evidence for the purpose of establishing the amount of the

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Guaranteed Obligation absent manifest error. Arch represents and warrants to NRP that the value of consideration received and to be received by it is reasonably worth at least as much as its liability under this Guaranty, and such liability may be reasonably be expected to benefit Arch, directly or indirectly.

         3.       Enforceability of Guaranty; No Release.

                     (a) This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligation or any instrument or agreement evidencing any part of the Guaranteed Obligation, or by any fact or circumstance relating to the Guaranteed Obligation which might otherwise constitute a defense to the obligations of Arch under this Guaranty.

                     (b) Arch hereby agrees that its obligations under the terms of this Guaranty shall not be released, discharged, diminished, impaired, reduced or otherwise adversely affected by any of the following: (i) any renewal, extension or rearrangement of the payment of any or all of the Guaranteed Obligation, either with or without notice to or consent of Arch, or any adjustment, indulgence, forbearance, or compromise that may be granted or given by NRP to Arch;
         (ii) any neglect, delay, omission, failure or refusal of NRP to take or prosecute any action for the collection of all or any part of the Guaranteed Obligation; or (iii) any failure of NRP to give Arch notice of any of the foregoing, it being understood that NRP shall not be required to give Arch any notice of any kind under any circumstances with respect to or in connection with the Guaranteed Obligation, other than any notice expressly required to be given to Arch under this Guaranty.

         4. Exercise of Rights and Waiver. No failure by NRP to exercise, and no delay in exercising, any right or remedy under this Guaranty shall operate as a waiver thereof. The exercise by NRP of any right under this Guaranty shall not preclude the concurrent or subsequent exercise of any other right. The remedies provided in this Guaranty are cumulative and not exclusive of any rights provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

         5. Expenses. Arch shall pay on demand all out-of-pocket expenses (including reasonable attorneys' fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of NRP's rights under this Guaranty. The obligations of the Arch under the preceding sentence shall survive termination of this Guaranty.

         6. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by NRP and Arch.

         7. Binding Agreement. This Guaranty is for the benefit of NRP and its successors and assigns. This Guaranty is binding on Arch and Arch's permitted assigns, provided that, Arch may not assign its rights or obligations under this Guaranty without the prior written consent of NRP.

         8. Notices. All notices required or permitted to be given under this Guaranty, if any, must be in writing and shall be given as follows:

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         If to Arch:

                  Arch Coal, Inc.
                  One CityPlace Drive, Suite 300
                  St. Louis, Missouri 63141
                  Telephone No.: (314) 994-2716
                  Facsimile No.: (314) 994-2734
                  Attn: Robert G. Jones

         If to NRP:

                  Natural Resource Partners L.P.
                  c/o 601 Jefferson, Suite 3600
                  Houston, Texas 77002
                  Telephone: (713) 751-7516
                  Facsimile No.: (713) 650-0606
                  Attn: Wyatt L Hogan

         9. Governing Law. This guaranty is to be construed, and its performance enforced, under Delaware law (without regard to conflicts of law principles).

                                                    GUARANTOR:

                                                    Arch Coal, Inc.

                                                    By:/s/ Steven F. Leer
                                                       -------------------------
                                                       Steven F. Leer
                                                       Chief Executive Officer

ACCEPTED:

Natural Resource Partners L.P.

         By: NRP (GP) LP

         By: GP Natural Resource Partners LLC

         By:/s/ Corbin J. Robertson, Jr.
            --------------------------------------
            Corbin J. Robertson, Jr.
            Chief Executive Officer

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